MGP INGREDIENTS REPORTS FOURTH-QUARTER AND
FULL-YEAR 2025 RESULTS
Full-year results above the top end of guidance; Provides 2026 financial outlook

ATCHISON, Kan., February 25, 2026 - MGP Ingredients, Inc. (Nasdaq: MGPI), a leading provider of branded and distilled spirits and food ingredient solutions, today reported results for the fourth quarter and full-year ended December 31, 2025.

“2025 was a year of deliberate repositioning for MGP,” said Julie Francis, president and CEO. “I am pleased with the team’s efforts as we did what we said we will do and made meaningful progress against each of the five initiatives we outlined at the start of the year, advanced our key priorities, and delivered full-year financial results above our prior expectations.”

She added, “From an industry standpoint, we believe that elevated inventory levels will continue to pressure our brown goods business in the near-term. However, we expect improved operational reliability in the Ingredient Solutions segment, continued premium plus momentum, and accelerated productivity and cost discipline to help partially offset these headwinds – all of which are reflected in our 2026 guidance.”

She concluded, “As we look ahead, we believe our enhanced strategic clarity, decisive actions, and disciplined execution will position the company to deliver sustained growth off of our 2026 guidance expectations. Many of these actions are well underway, and they are already changing how we operate, giving us confidence that MGP will emerge better aligned, more resilient, and well positioned for long-term value creation.”

2025 fourth quarter consolidated results compared to 2024 fourth quarter:
•Consolidated sales decreased 23% to $138.3 million.
•Consolidated gross profit decreased 35% to $48.3 million. Gross profit margin decreased by 630 basis points to 34.9%.
•Net income decreased to a loss of $134.6 million due to a discrete, non-cash adjustment of $152.6 million to lower the carrying amount of goodwill and indefinite-lived intangible assets in the Branded Spirits segment. On an adjusted basis, net income decreased 60% to $13.7 million.
•Basic earnings per common share ("EPS") decreased to $(6.22) per share from $(1.91) per share primarily due to a discrete, non-cash adjustment to goodwill and indefinite-lived intangible assets. Adjusted basic EPS decreased 60% to $0.63 per share.
•Adjusted EBITDA decreased 51% to $26.1 million.

2025 full-year consolidated results compared to 2024 full year:
•Consolidated sales decreased 24% to $536.4 million.
•Consolidated gross profit decreased 30% to $199.4 million. Gross profit margin decreased by 350 basis points to 37.2%.
•Net income decreased to a loss of $107.8 million primarily due to a discrete, non-cash adjustment to goodwill and indefinite-lived intangible assets. On an adjusted basis, net income decreased 51% to $61.5 million.
•Basic EPS decreased to $(4.99) per share from $1.56 per share primarily due to a discrete, non-cash adjustment to goodwill and indefinite-lived intangible assets as well as decreased gross profit. Adjusted basic EPS decreased 49% to $2.85 per share from $5.64 per share in 2024.
•Adjusted EBITDA decreased 41% to $116.0 million.
•Capital expenditures of $31.9 million declined 56% from the year-ago level, and were largely in line with the company's expectations.
•Cash flow from operations increased $19.3 million to record-high level of $121.5 million.
•Net debt leverage ratio stands at approximately 2.0x as of December 31, 2025.

Consolidated results
Fourth quarter 2025 consolidated sales decreased by 23% compared to the prior-year period, primarily due to lower brown good sales within the Distilling Solutions segment and the residual impact from the outage of a key piece of equipment on Ingredient Solutions segment sales. These drivers, coupled with higher waste starch stream disposal costs related to the Ingredient Solutions segment, also pressured gross profit, as fourth quarter consolidated gross profit declined by 35% to $48.3 million, while gross margin decreased 630 basis points to 34.9%. Selling, general and administrative ("SG&A") costs increased by 5% as productivity savings were more than offset by the reinstatement of incentive compensation. Advertising and promotion expenses decreased by 12%, as planned. Fourth quarter operating income decreased to a loss of $135.2 million, while adjusted operating income decreased 60% to $18.7 million and adjusted EBITDA decreased 51% to $26.1 million.

During the fourth quarter, the company recorded a $152.6 million non-cash adjustment to the carrying value of goodwill and indefinite-lived intangible assets in the Branded Spirits segment, primarily due to certain unfavorable macroeconomic factors such as a higher discount rate and lower peer valuation multiples compared to the fourth quarter of 2024. These charges resulted in a net loss of $134.6 million and basic EPS loss of $6.22 for the fourth quarter. On an adjusted basis, fourth quarter net income and basic EPS were $13.7 million and $0.63 per share, respectively.

The effective tax rate for the fourth quarter 2025 was 1.3%, compared with (31.5)% in the year-ago period. On an adjusted basis, the effective tax rate for fourth quarter 2025 was 21.7%, compared to 24.0% in the year-ago period.

For the full-year 2025, consolidated sales declined by 24% compared to full-year 2024 to $536.4 million, primarily due to the expected decline in Distilling Solutions segment sales. Full-year gross profit declined by 30% to $199.4 million, and gross margin decreased by 350 basis points to 37.2% driven primarily by lower brown goods volumes, the impact from the outage of a key piece of equipment, and higher waste starch disposal costs at the company's ingredients plant. Full-year SG&A expense increased 4% to $84.8 million and adjusted SG&A expense increased 7% to $80.7 million, as the company's productivity initiatives were largely offset by the reinstatement of incentive compensation. Full-year operating income decreased to a loss of $94.6 million, while adjusted operating income and adjusted EBITDA decreased 49% and 41% to $87.6 million and $116.0 million, respectively. Full-year net income and basic EPS declined to a loss of $107.8 million and $4.99, respectively, due to a discrete non-cash impairment to goodwill and indefinite-lived intangible assets and lower operating results. On an adjusted basis, net income and basic EPS declined 51% and 49% to $61.5 million and $2.85, respectively.

Despite lower net income, full-year 2025 cash flow from operations increased to $121.5 million due to a heightened focus on managing working capital, including barrel inventory. Separately, net whiskey put-away declined from $32.9 million in 2024 to $18.5 million in 2025, and capital expenditures declined by 56% to $31.9 million.
Branded Spirits
Fourth quarter 2025 Branded Spirits segment sales decreased 1% to $63.4 million compared to the prior-year period as the continued momentum in the premium plus portfolio was offset by weaker sales of mid and value priced brands. Led by Penelope Bourbon, premium plus brands posted their strongest quarterly growth of the year with 10% sales growth during the quarter. As expected, sales of mid and value priced brands, combined, decreased by double digits, consistent with the full-year trend, primarily due to lower volumes of certain tequila, liqueurs, and cordial brands. Branded Spirits gross profit decreased by 2% to $28.9 million while gross margin declined by 60 basis points to 45.6%.

For the full-year 2025, Branded Spirits sales decreased 3% to $232.9 million compared to the prior-year period. Premium plus sales increased by 5%, while sales of the mid and value priced portfolio, combined, declined by 13% as the company continued to optimize its offerings in these price tiers. Full-year gross profit decreased by 2% to $115.3 million, while gross margin improved by 40 basis points to 49.5%, benefiting from the ongoing premiumization of the Branded Spirits portfolio.

Distilling Solutions
Distilling Solutions segment sales for the fourth quarter 2025 decreased 47% from the prior-year period to $43.6 million and gross profit decreased by 54% to $16.9 million, or 38.8% of segment sales. In-line with the 2025 trend, lower demand for both aged and new distillate whiskey pressured segment results, driving a 53% decline in brown goods sales for the fourth quarter.

For the full-year 2025, Distilling Solutions segment sales decreased 45% compared to the prior-year period to $181.4 million and gross profit decreased by 52% to $68.6 million. Full-year brown goods sales declined by 52% as the company proactively renegotiated contracts and many large customers paused purchases, including to balance their whiskey inventories and manage their working capital. Sales of warehouse services and white goods and other co-products declined by 3% and 38%, respectively, for the full year.

Ingredient Solutions
Fourth quarter 2025 Ingredient Solutions segment sales decreased by 10% as compared to the prior-year period to $31.3 million, as the impact of the failure of a key piece of equipment persisted and remained an operational headwind into the fourth quarter. As a result, specialty fiber and specialty protein sales declined by 8% and 14%, respectively, along with lower commodity starch sales during the quarter. The issue was resolved and the equipment returned to service in November 2025. On the other hand, textured protein sales benefitted from the commercialization of a new large multinational customer and biofuel sales continue to increase. Fourth quarter gross margin declined by 70% to $2.4 million due to higher waste starch stream disposal costs, lower volumes, and operational inefficiencies tied to the failure of a key piece of equipment.

For the full-year 2025, Ingredient Solutions segment sales decreased 7% year over year to $122.0 million, while gross profit declined by 41% to $15.5 million due to a significant weather impact in the first quarter, and a number of transitory headwinds, including the impact of the failure of a key equipment outage in the second half of the year and high waste starch stream disposal costs.

2026 Financial Guidance
The consolidated financial guidance for 2026 includes:

•Sales are projected to be in the range of $480 million to $500 million.
•Adjusted EBITDA is expected to be in the range of $90 million to $98 million.
•Adjusted basic EPS is expected to be in the $1.50 to $1.80 range, with weighted average basic shares outstanding of approximately 21.4 million, and an effective tax rate of approximately 27%.
•Full year capital expenditures are expected to be approximately $20 million.

Conference Call and Webcast Information
MGP Ingredients will host a conference call today, February 25, 2026, at 10 a.m. ET to discuss these results and current business trends. Investors can dial 844-308-6398 or 412-717-9605 (international) to listen to the live call. A live webcast will be available at the “News and Events” section of the company’s Investor Relations website at ir.mgpingredients.com/news-events. A replay of the conference call will be available on the company’s website.

About MGP Ingredients, Inc.
MGP Ingredients Inc. (Nasdaq: MGPI) has been formulating excellence since 1941 by bringing product ideas to life across the alcoholic beverage and specialty ingredient industries through three segments: Branded Spirits, Distilling Solutions, and Ingredient Solutions. MGPI is one of the leading spirits distillers with an award-winning portfolio of premium brands including Penelope, Rebel, Remus, and Yellowstone bourbons and El Mayor tequila, under the Luxco umbrella. With distilleries in Indiana and Kentucky; a tequila distillery in Arandas, Mexico; and bottling operations in Missouri, Ohio, and Northern Ireland, the company creates distilled spirits for customers including many world-renowned spirits brands. In addition, the company’s high-quality specialty fiber, protein, and starch ingredients provide functional, nutritional, and sensory solutions for a wide range of food products. To learn more visit MGPIngredients.com.

Cautionary Note Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including without limitation statements about pressure on the brown goods business of MGP Ingredients, Inc. (the “Company” or “MGP”); operational reliability; premium plus momentum; productivity and cost discipline; ability to deliver growth, be better aligned, be more resilient, and be well positioned for value creation; and the Company’s 2026 outlook, including its expectations for sales, adjusted EBITDA, adjusted basic EPS, shares outstanding, tax rate, and capital expenditures. Forward looking statements are usually identified by or are associated with words such as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “project,” “forecast,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and similar terminology. These forward-looking statements reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, Company financial results, and Company financial condition and are not guarantees of future performance.

All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Factors that could cause actual results to differ materially from our expectations include without limitation any effects of changes in consumer preferences and purchases and our ability to anticipate or react to those changes; our ability to compete effectively and any effects of industry dynamics and market conditions; unfavorable economic conditions; damage to our reputation or that of any of our key customers or their brands; failure to introduce successful new brands and products or have effective marketing or advertising; changes in public opinion about alcohol or our products; our reliance on our distributors to distribute our branded spirits; our reliance on fewer, more profitable customer relationships; interruptions in our operations or a catastrophic event at our facilities; decisions concerning the quantity of maturing stock of our aged distillate; any inability to successfully complete our capital projects or fund capital expenditures or any warehouse expansion issues; our reliance on a limited number of suppliers; work disruptions or stoppages; climate change and measures to address climate change; regulation and taxation and compliance with existing or future laws and regulations; tariffs, trade relations, and trade policies; excise taxes, incentives and customs duties; our ability to protect our intellectual property rights and defend against alleged intellectual property rights infringement claims; failure to secure and maintain listings in control states; labeling or warning requirements or limitations on the availability of our products; product recalls or other product liability claims; anti-corruption laws, trade sanctions, and restrictions; litigation or legal proceedings; limited rights of common stockholders and anti-takeover provisions in our governing documents; the impact of issuing shares of our common stock; higher costs or the unavailability and cost of raw materials, product ingredients, energy resources, or labor; failure of our information technology systems, networks, processes, associated sites, or service providers; inability to successfully implement our strategies; interest rate increases; reliance on key personnel; impairment charges; commercial, political, and financial risks; covenants and other provisions in our credit arrangements; pandemics or other health crises; ability to pay any dividends and make any share repurchases. For further information on these risks and uncertainties and other factors that could affect the Company’s business, see the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, as well as the Company’s other SEC filings. The Company undertakes no obligation to update any forward-looking statements or information in this press release, except as required by law.

Non-GAAP Financial Measures
In addition to reporting financial information in accordance with U.S. GAAP, the Company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, GAAP. In addition to the comparable GAAP measures, the Company has disclosed adjusted selling, general, and administrative expenses (“SG&A”), adjusted operating income, adjusted income before income taxes, adjusted net income, adjusted MGP earnings, adjusted EBITDA, net debt, net debt leverage ratio, adjusted basic and diluted EPS, adjusted effective tax rate, as well as guidance for adjusted EBITDA and adjusted basic EPS. The presentation of these non-GAAP financial measures should be reviewed in conjunction with SG&A, operating income, income before income taxes, net income, net income used in earnings per common share calculation, debt, basic and diluted EPS, and effective tax rate computed in accordance with U.S. GAAP and should not be considered a substitute for the GAAP measure. We believe that the non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. In addition, management uses these non-GAAP measures in conjunction with GAAP measures when evaluating the Company’s operating results compared to prior periods on a consistent basis, assessing financial trends, and for forecasting purposes. Non-GAAP financial measures may not provide information that is directly comparable to other companies, even if similar terms are used to identify such measures. The attached schedules provide a full reconciliation of historical non-GAAP financial measures to the most directly comparable U.S. GAAP financial measure. Full year 2026 guidance measures of adjusted EBITDA and adjusted basic EPS are provided on a non-GAAP basis without a reconciliation to the most directly comparable GAAP measures because the Company is unable to predict with a reasonable degree of certainty certain items contained in the GAAP measures without unreasonable efforts. Such items include without limitation, acquisition related expenses, restructuring and related expenses, and other items not reflective of the Company's ongoing operations.

For More Information
Investors:
Amit Sharma, a.sharma@mgpi.com

Media:
Patrick Barry, 314.540.3865, patrick@byrnepr.net

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Dollars in thousands, except share and per share amounts)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Sales	$138,316	$180,796	$536,375	$703,625
Cost of sales	90,057	106,321	336,966	417,308
Gross profit	48,259	74,475	199,409	286,317

Advertising and promotion expenses	9,307	10,513	31,083	40,508
Selling, general, and administrative expenses	21,532	20,449	84,819	81,391
Impairment of long-lived assets and other	—	—	—	137
Goodwill and indefinite-lived intangible asset impairment	152,622	73,755	152,622	73,755
Change in fair value of contingent consideration	—	200	25,500	16,100
Operating income (loss)	(135,202)	(30,442)	(94,615)	74,426

Interest expense, net	(1,554)	(2,041)	(7,044)	(8,439)
Other income, net	352	538	1,309	2,455
Income (loss) before income taxes	(136,404)	(31,945)	(100,350)	68,442

Income tax expense (benefit)	(1,773)	10,053	7,482	33,977
Net income (loss)	(134,631)	(41,998)	(107,832)	34,465

Net loss (income) attributable to noncontrolling interest	(2)	36	23	198
Net income (loss) attributable to MGP Ingredients, Inc.	(134,633)	(41,962)	(107,809)	34,663

Income (loss) attributable to participating securities	1,638	466	1,295	(373)
Net income (loss) used in earnings per share calculation	$(132,995)	$(41,496)	$(106,514)	$34,290

Weighted average common shares
Basic	21,374,904	21,732,872	21,363,047	22,015,439
Diluted	21,374,904	21,732,872	21,363,047	22,015,439

Earnings per common share
Basic	$(6.22)	$(1.91)	$(4.99)	$1.56
Diluted	$(6.22)	$(1.91)	$(4.99)	$1.56

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,
	2025	2024
ASSETS
Current Assets:
Cash and cash equivalents	$18,460	$25,273
Receivables, net	116,160	148,488
Inventory	382,741	364,944
Prepaid expenses	2,139	3,983
Refundable income taxes	3,209	3,448
Total current assets	522,709	546,136

Property, plant, and equipment	594,898	562,714
Less accumulated depreciation and amortization	(266,911)	(246,042)
Property, plant, and equipment, net	327,987	316,672
Operating lease right-of-use assets, net	13,847	15,540
Investment in joint venture	8,211	7,024
Intangible assets, net	244,696	268,451
Goodwill	115,667	247,789
Other assets	2,747	4,173
TOTAL ASSETS	$1,235,864	$1,405,785

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current maturities of long-term debt	$6,400	$6,400
Accounts payable	54,589	66,336
Contingent consideration	110,800	—
Federal and state excise taxes payable	5,755	5,358
Accrued expenses and other	22,507	14,356
Total current liabilities	200,051	92,450

Long-term debt, less current maturities	49,735	121,277
Convertible senior notes	196,183	195,864
Long-term operating lease liabilities	10,561	11,940
Contingent consideration	—	85,300
Other noncurrent liabilities	2,534	2,981
Deferred income taxes	60,010	63,430
Total liabilities	519,074	573,242
Total equity	716,790	832,543
TOTAL LIABILITIES AND TOTAL EQUITY	$1,235,864	$1,405,785

MGP INGREDIENTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2025	2024
Cash Flows from Operating Activities
Net income (loss)	$(107,832)	$34,465
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	24,086	21,989
Impairment of long-lived assets and other	—	137
Goodwill and indefinite-lived intangible asset impairment	152,622	73,755
Share-based compensation	4,704	4,016
Equity method investment gain	(1,187)	(1,827)
Deferred income taxes, including change in valuation allowance	(3,420)	359
Change in fair value of contingent consideration	25,500	16,100
Other, net	831	465
Changes in operating assets and liabilities:
Receivables, net	32,189	(4,375)
Inventory	(18,145)	(18,155)
Prepaid expenses	1,831	(409)
Income taxes payable (refundable)	239	(2,258)
Accounts payable	1,619	(9,099)
Accrued expenses and other	8,424	(15,111)
Federal and state excise taxes payable	397	3,107
Other, net	(330)	(881)
Net cash provided by operating activities	121,528	102,278

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(45,488)	(71,181)
Other, net	(37)	(377)
Net cash used in investing activities	(45,525)	(71,558)

Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(10,325)	(10,630)
Repurchase of Common Stock	(1,035)	(48,773)
Loan fees paid related to borrowings	(2,762)	—
Proceeds from long-term debt	28,000	125,000
Principal payments on long-term debt	(97,400)	(89,400)
Net cash used in financing activities	(83,522)	(23,803)

Effect of exchange rate changes on cash and cash equivalents	706	(32)
Increase (decrease) in cash and cash equivalents	(6,813)	6,885
Cash and cash equivalents, beginning of period	25,273	18,388
Cash and cash equivalents, end of period	$18,460	$25,273

MGP INGREDIENTS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO ADJUSTED NON-GAAP MEASURES (UNAUDITED)(in thousands)

	Quarter Ended December 31, 2025
	SG&A	Operating Income (loss)	Income (loss) before Income Taxes	Net Income (loss) (b)	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$21,532	$(135,202)	$(136,404)	$(134,631)	$(132,995)	$(6.22)
Goodwill and indefinite-lived intangible asset impairment(c)	—	152,622	152,622	147,374	145,562	6.81
Executive transition costs(d)	(953)	953	953	709	700	0.03
Professional service fees(e)	(113)	113	113	84	83	—
Restructuring and other costs(f)	(190)	190	190	141	140	0.01
Adjusted Non-GAAP results	$20,276	$18,676	$17,474	$13,677	$13,490	$0.63

	Quarter Ended December 31, 2024
	SG&A	Operating Income (loss)	Income (loss) before Income Taxes	Net Income (loss)	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$20,449	$(30,442)	$(31,945)	$(41,998)	$(41,496)	$(1.91)
Goodwill impairment(c)	—	73,755	73,755	73,755	72,943	3.36
Fair value of contingent consideration(g)	—	200	200	152	150	0.01
Business acquisition costs(h)	(15)	15	15	11	11	—
Executive transition costs(d)	(2,857)	2,857	2,857	2,171	2,145	0.10
Unusual items costs(i)	(408)	408	408	310	306	0.01
Adjusted Non-GAAP results	$17,169	$46,793	$45,290	$34,401	$34,059	$1.57

	Year Ended December 31, 2025
	SG&A	Operating Income (loss)	Income (loss) before Income Taxes	Net Income (loss)(b)	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$84,819	$(94,615)	$(100,350)	$(107,832)	$(106,514)	$(4.99)
Goodwill and indefinite-lived intangible asset impairment(c)	—	152,622	152,622	147,374	145,562	6.81
Fair value of contingent consideration(g)	—	25,500	25,500	18,972	18,739	0.88
Executive transition costs(d)	(2,778)	2,778	2,778	2,067	2,041	0.10
Professional service fees(e)	(495)	495	495	368	364	0.02
Restructuring and other costs(f)	(803)	803	803	597	590	0.03
Adjusted Non-GAAP results	$80,743	$87,583	$81,848	$61,546	$60,782	$2.85

	Year Ended December 31, 2024
	SG&A	Operating Income	Income before Income Taxes	Net Income	MGP Earnings(a)	Basic and Diluted EPS
Reported GAAP Results	$81,391	$74,426	$68,442	$34,465	$34,290	$1.56
Goodwill impairment(c)	—	73,755	73,755	73,755	72,950	3.31
Impairment of long-lived assets and other(j)	—	137	137	104	103	0.01
Fair value of contingent consideration(g)	—	16,100	16,100	12,252	12,118	0.55
Business acquisition costs(h)	(116)	116	116	88	87	—
Executive transition costs(d)	(4,075)	4,075	4,075	3,101	3,067	0.14
Unusual items costs(i)	(2,081)	2,081	2,081	1,584	1,566	0.07
Adjusted Non-GAAP results	$75,119	$170,690	$164,706	$125,349	$124,181	$5.64

MGP INGREDIENTS, INC.
DESCRIPTION OF NON-GAAP ITEMS

(a)MGP Earnings has been defined as "Net income (loss) used in earnings per share calculation," which accounts for the impacts of the net loss (income) attributable to noncontrolling interest and income (loss) attributable to participating securities.

(b)Excluding the impacts of the non-GAAP items, the effective tax rate was 21.7% and 24.8% for the quarter and year ended December 31, 2025, respectively.

(c)Goodwill and indefinite-lived intangible asset impairment relates to the write down of goodwill and indefinite-lived intangible assets during the quarter and year ended December 31, 2025. Goodwill impairment relates to the write down of the goodwill during the quarter and year ended December 31, 2024. The goodwill impairment is nondeductible for income tax purposes. It is included in the Consolidated Statement of Income (Loss) as a component of operating income and relates to the Branded Spirits segment.

(d)The executive transition costs are included in the Consolidated Statement of Income (Loss) within the selling, general and administrative line item. The adjustment includes costs related to the transition of certain executive positions.

(e)The professional services fees are included in the Consolidated Statement of Income (Loss) within the selling, general, and administrative line item. The adjustment includes costs related to professional services in conjunction with the goodwill impairment valuation.

(f)The restructuring and other costs are included in the Consolidated Statement of Income (Loss) within the selling, general, and administrative line item. The adjustment includes special one-time severance costs related to the reduction in force that occurred during 2025.

(g)Fair value of contingent consideration relates to the quarterly adjustment of the contingent consideration liability related to the acquisition of Penelope Bourbon LLC. It is included in the Consolidated Statement of Income (Loss) as a component of operating income and relates to the Branded Spirits segment.

(h)Business acquisition costs are included in the Consolidated Statement of Income (Loss) within the selling, general, and administrative line item and include transaction and integration costs associated with the acquisition of Penelope Bourbon LLC.

(i)The unusual items costs are included in the Consolidated Statement of Income (Loss) within the selling, general, and administrative line item. The adjustment includes professional and legal costs associated with special projects.

(j)The impairment of long-lived assets and other relates to the closure of the Company's distillery located in Atchison, Kansas. For the year ended December 31, 2024, the full expense amount relates to miscellaneous expenses. Impairment of long-lived assets and other are included in the Consolidated Statement of Income (Loss) as a component of operating income and relates to the Distilling Solutions segment.

MGP INGREDIENTS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA AND NET DEBT LEVERAGE RATIO
(UNAUDITED) (in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net Income (loss)	$(134,631)	$(41,998)	$(107,832)	$34,465
Interest expense	1,554	2,041	7,044	8,439
Income tax expense (benefit)	(1,773)	10,053	7,482	33,977
Depreciation and amortization	6,262	5,691	24,086	21,989
Share based compensation(a)	1,129	440	4,216	3,188
Equity method investment gain	(318)	(381)	(1,187)	(1,827)
Goodwill and indefinite-lived intangible asset impairment	152,622	73,755	152,622	73,755
Executive transition costs	953	2,857	2,778	4,075
Professional service fees	113	—	495	—
Restructuring and other costs	190	—	803	—
Fair value of contingent consideration	—	200	25,500	16,100
Business acquisition costs	—	15	—	116
Unusual items costs	—	408	—	2,081
Impairment of long-lived assets and other	—	—	—	137
Adjusted EBITDA	$26,101	$53,081	$116,007	$196,495

Total debt			$252,318	$323,541
Cash and cash equivalents			18,460	25,273
Net debt			$233,858	$298,268

Net debt leverage ratio(b)			2.0	1.5

(a) This amount excludes share based compensation related to executive transition costs

(b) Net leverage ratio defined as net debt divided by adjusted EBITDA

The non-GAAP adjusted EBITDA measure is defined as earnings before interest expense, income tax expense (benefit), depreciation and amortization, share based compensation, equity method investment gain, goodwill and indefinite-lived intangible asset impairment, executive transition costs, professional service fees, restructuring and other costs, fair value of contingent consideration, business acquisition costs, unusual items costs and impairment of long-lived assets and other.

See "Reconciliation of selected GAAP measures to adjusted non-GAAP measures" and "Description of Non-GAAP items" for further details.

MGP INGREDIENTS, INC.
OPERATING SEGMENT RESULTS
(Dollars in thousands)

	BRANDED SPIRITS
	Quarter Ended December 31,		Quarter versus Quarter Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Premium plus	$31,194	$28,292	$2,902	10%
Mid	16,131	16,844	(713)	(4)
Value	8,159	10,402	(2,243)	(22)
Other	7,962	8,467	(505)	(6)
Total Branded Spirits Sales	$63,446	$64,005	$(559)	(1)%

Gross profit	$28,918	$29,585	$(667)	(2)%
Gross margin %	45.6%	46.2%		(0.6)	pp

Operating loss	$(142,022)	$(63,814)	$(78,208)	123%
Depreciation and amortization	$2,165	$2,168	$(3)	—%

	DISTILLING SOLUTIONS
	Quarter Ended December 31,		Quarter versus Quarter Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Brown goods	$31,225	$66,989	$(35,764)	(53)%
Warehouse services	8,258	8,818	(560)	(6)
White goods and other co-products	4,093	6,238	(2,145)	(34)
Total Distilling Solutions Sales	$43,576	$82,045	$(38,469)	(47)%

Gross profit	$16,910	$36,727	$(19,817)	(54)%
Gross margin %	38.8%	44.8%		(6.0)	pp

Operating income	$16,152	$35,240	$(19,088)	(54)%
Depreciation and amortization	$2,056	$1,993	$63	3%

	INGREDIENT SOLUTIONS
	Quarter Ended December 31,		Quarter versus Quarter Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Specialty wheat starches	$16,832	$18,359	$(1,527)	(8)%
Specialty wheat proteins	11,050	12,821	(1,771)	(14)
Commodity wheat starches	2,274	3,505	(1,231)	(35)
Commodity wheat proteins	726	61	665	1,090%
Biofuel and other	412	—	412	n/a
Total Ingredient Solutions Sales	$31,294	$34,746	$(3,452)	(10)%

Gross profit	$2,431	$8,163	$(5,732)	(70)%
Gross margin %	7.8%	23.5%		(16)	pp

Operating income	$1,407	$6,751	$(5,344)	(79)%
Depreciation and amortization	$1,686	$1,194	$492	41%

MGP INGREDIENTS, INC.
OPERATING SEGMENT RESULTS
(Dollars in thousands)

	BRANDED SPIRITS
	Year Ended December 31,		Year versus Year Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Premium Plus	$116,730	$110,991	$5,739	5%
Mid	59,486	63,454	(3,968)	(6)
Value	32,606	42,100	(9,494)	(23)
Other	24,119	24,271	(152)	(1)
Total Branded Spirits Sales	$232,941	$240,816	$(7,875)	(3)%

Gross profit	$115,320	$118,196	$(2,876)	(2)%
Gross margin %	49.5%	49.1%		0.4	pp

Operating loss	$(127,680)	$(48,279)	$(79,401)	164%
Depreciation and amortization	$8,607	$8,035	$572	7%

	DISTILLING SOLUTIONS
	Year Ended December 31,		Year versus Year Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Brown goods	$128,450	$265,873	$(137,423)	(52)%
Warehouse services	32,388	33,430	(1,042)	(3)
White goods and other co-products	20,562	32,901	(12,339)	(38)
Total Distilling Solutions Sales	$181,400	$332,204	$(150,804)	(45)%

Gross profit	$68,602	$141,927	$(73,325)	(52)%
Gross margin %	37.8%	42.7%		(4.9)	pp

Operating income	$65,079	$137,468	$(72,389)	(53)%
Depreciation and amortization	$8,177	$7,893	$284	4%

	INGREDIENT SOLUTIONS
	Year Ended December 31,		Year versus Year Sales Change Increase/(Decrease)
	2025	2024	$ Change	% Change
Specialty wheat starches	$68,124	$76,005	$(7,881)	(10)%
Specialty wheat proteins	39,915	41,768	(1,853)	(4)
Commodity wheat starches	10,371	12,351	(1,980)	(16)
Commodity wheat proteins	3,109	481	2,628	546
Biofuel and other	515	—	515	n/a
Total Ingredient Solutions Sales	$122,034	$130,605	$(8,571)	(7)%

Gross profit	$15,487	$26,194	$(10,707)	(41)%
Gross margin %	12.7%	20.1%		(7.4)	pp

Operating income	$10,514	$20,531	$(10,017)	(49)%
Depreciation and amortization	$5,899	$4,711	$1,188	25%

MGP INGREDIENTS, INC.
DILUTIVE SHARES OUTSTANDING CALCULATION
(UNAUDITED)

	Quarter Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Principal amount of the bonds	$201,250,000	$201,250,000	$201,250,000	$201,250,000
Par value	$1,000	$1,000	$1,000	$1,000
Number of bonds outstanding (b)	201,250	201,250	201,250	201,250

Initial conversion rate	10.3911	10.3911	10.3911	10.3911
Conversion price	$96.23620	$96.23620	$96.23620	$96.23620

Average share price (c)	$24.37111	$54.41547	$29.08195	$75.30083
Impact of conversion (d)	$—	$—	$—	$—

Cash paid for principal	(201,250,000)	(201,250,000)	(201,250,000)	(201,250,000)
Conversion premium	$—	$—	$—	$—

Average share price	$24.37111	$54.41547	$29.08195	$75.30083
Conversion premium in shares (a) (e)	—	—	—	—

(a)Number of bonds outstanding is calculated by taking the principal amount of the bonds divided by the par value.

(b)Average share price is calculated by taking the average of the daily closing share price for the period. If the average share price is less than the conversion price of $96.23620 per share, the impact to EPS is anti-dilutive and therefore the shares were excluded from the diluted EPS calculation.

(c)Impact of conversion is calculated by taking the number of bonds outstanding multiplied by the initial conversion rate multiplied by the average share price. If the average share price is less than the conversion price then the impact of conversion is zero.

(d)The impacts of the Convertible Senior Notes were included in the diluted weighted average common shares outstanding if the impact was dilutive. The Convertible Senior Notes would only have a dilutive impact if the average market price per share during the quarter and year to date period exceeds the conversion price of $96.23620 per share.

(e)Conversion premium in shares is calculated by taking the conversion premium divided by the average share price. If the average share price is less than the conversion price, then the conversion premium in shares is zero.